Exhibit 1.01
Mercury Systems, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2025
This Conflict Minerals Report (“Report”) for the year ended December 31, 2025, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. This Report has been prepared in accordance with Rule 13p-1 and the guidance issued by the U.S. Securities and Exchange Commission (“SEC”) on April 7, 2017, in its Updated Statement on the Effect of the Court of Appeals Decision on the Conflict Minerals Rule.
References to the “DRC” refer to the Democratic Republic of the Congo and its adjoining countries (Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia). References to “conflict minerals” or “3TG” refer to cassiterite, columbite-tantalite, gold, wolframite, and their derivatives - limited under SEC regulations to tin, tantalum, tungsten, and gold.
Forward-Looking Statements
This Report contains forward-looking statements within the meaning of the federal securities laws, including the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that relate to future events or our future performance and are based on our current expectations, assumptions, estimates, and projections. Statements that are not historical facts - including statements using words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “estimate,” “may,” “will,” or similar expressions - are forward-looking statements. These statements include, among other things, our expectations regarding supplier engagement, smelter and refiner participation in industry programs, the effectiveness of our due-diligence processes, and anticipated regulatory or industry developments. Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors - many of which are outside our control - that may cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to: inaccuracies in information provided by our direct or indirect suppliers; limitations in supply-chain traceability; the voluntary nature and potential limitations of the Responsible Minerals Assurance Process; the possibility that smelters or refiners may cease participation or later be found non-conformant; changes in industry standards; geopolitical developments in the Democratic Republic of the Congo and adjoining countries; and changes in U.S. or foreign regulations. Additional risks are described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 27, 2025, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date of this report. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Overview
Based on our reasonable country of origin inquiry (“RCOI”) and due diligence for calendar year 2025, we determined that certain 3TG are necessary to the functionality or manufacturing of our products. We were unable to determine the origin of all necessary 3TG and therefore do not conclude that any of our products are “DRC conflict free” under the SEC’s conflict minerals rule.
Our Company and Products
Mercury Systems, Inc. (“we,” “us,” or “our”) is a global leader in aerospace and defense electronics, delivering advanced signal and data processing capabilities. With a four-decade legacy of innovation spanning silicon to systems and RF front ends to effectors, we accelerate the adoption of commercial technology to deliver secure, mission-critical processing solutions at the edge. We are headquartered in Andover, Massachusetts, with multiple locations worldwide.
During calendar year 2025, we manufactured and sold products and provided software and services. Our manufacturing operations include production at our own facilities and through contract manufacturers using our design specifications. Our product offerings include:
•Components such as power amplifiers and limiters, switches, oscillators, filters, converters, chips, MMICs (monolithic microwave integrated circuits), and memory and storage devices.
•Modules and Subassemblies, including embedded processing boards, switched fabrics, high-speed I/O boards, digital receivers, graphics and video modules, multi-chip modules, and integrated RF and microwave assemblies and RF tuners and transceivers.
•Integrated Solutions, which combine components, modules, and subassemblies into systems enabled with software, often within open-standards-based chassis for deployment in sensor processing, aviation, mission computing, and C4I applications.
3TG are widely used in electronics, including tin solder, tantalum capacitors, tungsten wires and contacts, and gold plating and circuitry. Components and connectors incorporated into our products may contain 3TG regardless of the minerals’ country of origin.
Our Calendar Year 2025 RCOI and Supply Chain Due Diligence
We do not engage in the extraction, transportation, handling, trading, processing, smelting, refining, or alloying of 3TG and do not acquire 3TG directly from mines, smelters, or refiners. We are many layers removed from the supply chain that directly handles 3TG. Any 3TG in our products are present in components, connectors, solder, or other materials acquired through our supply chain.
Our RCOI and due diligence processes were designed around our product manufacturing supply chain and were conducted in alignment with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”). We engaged Source Intelligence (“SI”) to support supplier outreach, data collection, smelter/ refiner validation, and sub-tier supplier engagement on our behalf.
We identified suppliers on our approved vendor list (“AVL”) that provide components or materials potentially containing 3TG and relied on these suppliers to provide information regarding the origin of 3TG in the materials they supply, including information obtained from their sub-tier suppliers. We expect suppliers to provide sourcing information consistent with our conflict minerals policy.
Challenges Encountered
We encountered common industry challenges, including:
•reliance on information from direct and indirect suppliers; and
•a diverse supplier base with varying resources and sophistication, many of whom are not themselves subject to Rule 13p-1.
Approved Vendor List
We identified 520 tier-1 suppliers as in scope for conflict minerals regulatory purposes based on our influence over manufacturing (i.e., meeting the “manufacture” or “contract to manufacture” definitions under Rule 13p-1) and the potential for 3TG to be present in the components or materials they supply. For many components, multiple vendors are approved sources and included on our AVL. Our vendor-

approval procedures include reviewing a supplier’s conflict minerals reporting as part of the onboarding process.
Conflict Minerals Policy and Supplier Outreach
Our conflict minerals policy is available on our website at www.mrcy.com under “Company” → “Environmental, Social and Governance” → “Responsible Sourcing.”
Our due diligence program included:
•maintaining a conflict minerals policy;
•establishing a cross-functional compliance team;
•engaging a third-party service provider, SI, to support supply chain due diligence;
•communicating with suppliers;
•collecting and reviewing compliance data; and
•internally reporting progress.
We distributed supplier notices summarizing our policy to all AVL suppliers. For the 2025 RCOI, SI assisted in identifying in-scope suppliers based on our manufacturing influence and potential 3TG use. Suppliers were first asked whether the products they supply contain 3TG necessary to the functionality or production of our products. In-scope suppliers were then asked to provide conflict minerals information using the Conflict Minerals Reporting Template (“CMRT”) version 6.5 Excel file or completing an online CMRT-based survey in the SI platform. If a supplier could not access the platform, SI or Mercury uploaded the CMRT on the supplier’s behalf.
We provided SI with at least one contact email for each in-scope supplier. SI initiated the RCOI with an introductory email followed by up to four email reminders to non-responsive suppliers. Suppliers were asked to identify smelters or refiners used and the associated countries of origin. If a supplier could not provide a CMRT, SI requested information on the supplier’s own upstream suppliers. When necessary, SI contacted tier 2 and deeper suppliers to trace materials back to smelters or refiners. SI executed non-disclosure agreements with suppliers upon request to address confidentiality concerns. Suppliers were encouraged, but not required, to provide an electronic signature verifying the accuracy of their responses.
SI evaluated supplier responses for plausibility, consistency, and completeness. If quality-control flags were triggered - such as missing smelter information, inconsistencies, or incomplete data - suppliers were contacted up to three additional times.
For smelters or refiners known or believed to source from the DRC or adjoining countries, additional investigation was conducted. SI relied on internationally recognized audit standards, including the Responsible Minerals Assurance Process (“RMAP”), the London Bullion Market Association Good Delivery Program (“LBMA”), and the Responsible Jewellery Council Chain-of-Custody Certification (“RJC”). If a smelter or refiner was not certified under these standards, SI attempted up to three direct contacts with non-certified smelters or miners to obtain sourcing and due diligence information, reviewed available policies, mass-balance systems, and traceability documentation, and conducted independent internet research to identify external information regarding sourcing practices.
Of the 520 in-scope suppliers contacted, the response rate was 42%, generally consistent with prior years. Among responding suppliers, 59% reported that one or more 3TG were necessary to the functionality or production of the products they supply to us. Supplier non-responsiveness and incomplete data represent inherent limitations of the RCOI process, and we continue to work to improve supplier engagement and data quality in future reporting cycles.

We did not conclude that any of our products were “DRC conflict free” under the SEC’s conflict minerals regulations.
Steps to Mitigate Risk Through Enhanced Due Diligence
We intend to continue improving our due diligence processes to mitigate the risk that necessary 3TG in our products could benefit armed groups in the DRC or adjoining countries. Planned actions include:
•continuing to include conflict minerals flow-down clauses in new or renewed supplier contracts;
•maintaining robust supplier engagement and directing suppliers to training resources to improve response rates and data quality; and
•refining and enhancing our due diligence practices and building leverage over our supply chain in alignment with the OECD Guidance.
We also intend to continue working with a third party RCOI firm to improve data completeness, supplier participation, and smelter/ refiner transparency.
We maintain an anonymous reporting mechanism for concerns regarding compliance, legal, or ethical matters. Concerns may be submitted via:
•telephone voicemail at 866-277-5739, or
•the internet at www.whistleblowerservices.com/mrcy.
Independent Audit
Pursuant to SEC regulations, this Report is not subject to an independent private sector audit.

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